033 Putnam American Government Income Fund
10/31/09 Semiannual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	$27,537
Class B	    766
Class C	    323

72DD2 (000s omitted)
Class M       $98
Class R        19
Class Y       677

73A1
Class A   $0.396
Class B    0.326
Class C    0.332

73A2
Class M   $0.372
Class R    0.374
Class Y    0.420


74U1 (000s omitted)
Class A	  66,428
Class B	   1,952
Class C    1,277

74U2 (000s omitted)
Class M      250
Class R       73
Class Y      845

74V1
Class A	$9.92
Class B	 9.85
Class C	 9.89

74V2
Class M	$9.98
Class R  9.92
Class Y  9.90


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy Item

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.